[AT&T logo omitted]

News Release
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                  AT&T SETTLES SHAREHOLDER CLASS ACTION LAWSUIT

FOR IMMEDIATE RELEASE:

BEDMINSTER, N.J. - AT&T today reached an agreement -- subject to final court approval -- to settle a shareholder class action lawsuit underway in U.S. District Court for the District of New Jersey, three weeks after the trial began.

     The lawsuit sought damages of approximately $2.4 billion for purchasers of AT&T common stock from December 6, 1999 to May 1, 2000. Under the settlement, AT&T has agreed to pay the class $100 million, about four percent of the amount being sought at trial. The payment will be shared equally by AT&T and its former broadband subsidiary, which was spun off in 2002, under the terms of the separation agreement between those entities. In addition, AT&T intends to seek reimbursement from its insurers for the amounts to be paid.

     "As we have said all along, we categorically deny any wrongdoing by AT&T or any of its officers and remain confident that we would have been vindicated at the end of this trial," said Edward R. Barillari, vice president-Law & Government Affairs. "But, given the size of the claims compared to the relatively low amount of the settlement, the inherent risk and uncertainty of legal proceedings, and the very substantial expense of those proceedings, this settlement is the prudent course for the company."

     AT&T will take the steps necessary to determine and disclose the effect of this settlement on its recently announced third-quarter earnings.

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About AT&T
AT&T (www.att.com) For more than 125 years, AT&T (NYSE "T") has been known for unparalleled quality and reliability in communications. Backed by the research and development capabilities of AT&T Labs, the company is a global leader in local, long distance, Internet and transaction-based voice and data services.

AT&T 'Safe Harbor'
The foregoing contains "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. These risk factors include whether any party will file objections to the settlement and the level of appellate review, as well as the risks inherent in the collection of insurance proceeds , among other risks. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of AT&T.